EXHIBIT 4.1

COLLATERAL ASSIGNMENT AND CONSENT

1.           Parties; Grant. MATRITECH, INC., a Delaware corporation (the “Assignor”), hereby grants to SDS CAPITAL GROUP SPC, LTD., as collateral agent for the holders (the “Holders”) of the Notes (hereinafter, as defined below), (in such capacity, together with its successors in such capacity, the “Collateral Agent”), for the benefit of the Collateral Agent and Holders, a continuing security interest in all of Assignor’s rights, title and interest in, to and under the Assigned Agreement (as defined below) and all proceeds thereof in an aggregate amount up to but not exceeding the Maximum Amount (the “Collateral”) to secure the Obligations.  Not withstanding anything to the contrary in this Collateral Assignment, the maximum liability of the Assignor hereunder with respect to the Obligations shall in no event exceed the Maximum Amount.

2.           Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the applicable Notes.  The following terms, as used herein, shall have the following meanings:

“Assigned Agreement” means the agreement dated on or about the date hereof between the Assignor and a nationally-recognized brokerage firm satisfactory to the Assignor (the “Consenting Party”), in form and substance satisfactory to the Assignor, pursuant to which the Consenting Party agrees to sell certain shares of Inverness Medical Innovations, Inc. (“Inverness”) common stock (AMEX: IMA) received by Assignor, on the Assignor’s behalf, as such agreement is amended, modified or supplemented from time to time.  Such shares of Inverness common stock are to be received by the Assignor, on or about December 12, 2007, in connection with the closing of the transactions contemplated under the Asset Purchase Agreement, by and among Inverness, Milano Acquisition Corp., and the Assignor, dated August 27, 2007, under which the Assignor agreed to sell substantially all of its assets to Milano Acquisition Corp., in exchange for an initial payment of shares of Inverness common stock valued at approximately $36 million.

“Collateral Assignment” means this Collateral Assignment and Consent, as amended, modified or supplemented from time to time.

“Material Adverse Effect” means any effect which, individually or in the aggregate with all other effects, reasonably would be expected to be materially adverse to (i) the ability of the Assignor to perform its obligations under this Collateral Assignment, the Assigned Agreement or the Notes; or (ii) the business, operations, properties, condition (financial or otherwise) or results of operations of the Assignor and its Subsidiaries, taken as a whole.

“Maximum Amount” means an amount equal to: $17,069.072, which represents 105% of the amount necessary to extinguish the Obligations.

“Notes” means, collectively, the Series A Notes, Series B Notes and Series C Notes.

“Obligations” means all of Assignor’s obligations under the Notes, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent,

liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.  Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation:  (i) principal of, and interest on the Notes; (ii) all prepayment or other premiums on the Notes; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Assignor.

“Proceeds” is used herein as defined in the Uniform Commercial Code but, in any event, shall include, but not be limited to, (a) any and all proceeds of any, indemnity, warranty or guaranty payable to Assignor or Collateral Agent from time to time with respect to any of the Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority); (c) any and all amounts received when Collateral is sold, leased, licensed, exchanged, collected or disposed of; (d) any rights arising out of Collateral; and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Secured Party” means, collectively, the Collateral Agent and the Holders.

“Series A Notes” means the Assignor’s 15% Secured Convertible Promissory Notes issued to the Holders thereof on January 13, 2006  in the original aggregate principal amount of $6,997,960, as amended, restated, modified, supplemented and/or replaced from time to time.

“Series B Notes” means the Assignor’s Series B 15% Secured Convertible Promissory Notes issued to the Holders thereof on January 22, 2007 in the original aggregate principal amount of $4,365,000, as amended, restated, modified, supplemented and/or replaced from time to time.

“Series C Notes” means the Assignor’s Series C 15% Secured Promissory Notes issued to the Holders thereof on August 30, 2007 in the original aggregate principal amount of $3,500,000, as amended, restated, modified, supplemented and/or replaced from time to time.

“Uniform Commercial Code” means the Uniform Commercial Code in effect on the date hereof and as amended from time to time, and as enacted in the State of Delaware or in any state or states which, pursuant to the Uniform Commercial Code as enacted in the State of Delaware, has jurisdiction with respect to all, or any portion of, the Collateral or this Collateral Assignment, from time to time.

3.           Representations of Assignor.  The Assignor represents and warrants to the Collateral Agent that on the date hereof:

(a)           The Assignor has the corporate power to execute and deliver, and perform its obligations under, the Assigned Agreement and this Collateral Assignment and has taken all necessary corporate action to authorize the execution, delivery and performance of the Assigned Agreement and this Collateral Assignment.  Each of the Assigned Agreement and this Collateral Assignment has been duly executed by the Assignor.  Each of the Assigned Agreement and this Collateral Assignment constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws of general application relating to or affecting the rights and remedies of creditors or general principles of equity.

(b)           Neither the pledge by the Assignor under Section 1 hereof nor any of the provisions hereof (including, without limitation, the grant by the Assignor of the remedies provided hereunder) violates any of the provisions of (i) the bylaws or certificate of incorporation of the Assignor; (ii) any other agreement to which the Assignor or any of its property is a party or is subject; or (iii) any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to the Assignor or any of its property (except, with respect to clauses (ii) and (iii), for such violations that would not, individually or in the aggregate, have a Material Adverse Effect).

(c)           A true, accurate and complete copy of the Assigned Agreement as of the date hereof, together with any and all amendments thereto on the date hereof and which is evidenced by a written agreement or document, has been delivered to Collateral Agent.  The Assignor is the legal and beneficial owner of the Collateral in existence on the date hereof, free and clear of any security interests or liens created by the Assignor in favor of any person or entity other than the Secured Party.

(d)           To the Assignor’s knowledge, no material default exists under the Assigned Agreement on the part of the Assignor or the Consenting Party.

(e)           The Assignor specifically acknowledges and agrees that neither Collateral Agent nor any Holder assumes or will have any responsibility for the payment of any sums due from the Assignor under the Assigned Agreement or the performance of any obligations of the Assignor under the Assigned Agreement.

4.           Covenants of Assignor.  The Assignor covenants with the Collateral Agent that:

(a)           The Assignor hereby authorizes the Collateral Agent to file in such office or offices in the United States as is necessary, or as the Collateral Agent reasonably deems desirable, such financing and continuation statements and amendments and supplements thereto, and such other documents as the Collateral Agent reasonably may require to perfect, preserve and protect the security interests granted herein.

(b)           The Assignor shall not sell, assign, transfer, encumber or otherwise dispose of any Collateral without the prior written consent of the Collateral Agent and the Collateral Agent does not hereby authorize any such disposition, except for liens in favor of the Collateral Agent.

(c)           The Assignor shall comply in all material respects with its obligations under the Assigned Agreement.  The Assignor shall exercise all reasonable steps within its power to enforce or secure performance by the Consenting Party under and in accordance with the Assigned Agreement.

5.           Rights of Assignor Prior to Default Notice.  So long as a holder of a Note has not issued a Default Notice that has not been waived or rescinded to the Assignor with respect to a series of Notes, the Assignor shall have and may exercise all lawful rights as party to the Assigned Agreement.  If a holder of a Note has issued a Default Notice to the Assignor that has not been waived or rescinded, and so long as an Event of Default has occurred and is continuing, the rights described in the preceding sentence shall cease and terminate, and in such event the Collateral Agent is hereby expressly and irrevocably authorized, but not required, to exercise every right, option, power or authority inuring to the Assignor under the Assigned Agreement as fully as could the Assignor itself.

6.           Irrevocable Direction.

(a)           The Assignor hereby irrevocably directs the Consenting Party that the Proceeds received by the Consenting Party under the Assigned Agreement, in an amount not to exceed the Maximum Amount, shall be delivered directly from the Consenting Party to the Collateral Agent, for payment in full of the Notes.  Notwithstanding the foregoing sentence, if the Collateral Agent receives any Proceeds or other payment or distribution in excess of the amount of the Obligations, the Collateral Agent hereby agrees to hold such excess in trust for the benefit of the Assignor, and to immediately pay over or deliver all such excess to the Assignor, in the form received.

(b)           The Assignor hereby irrevocably directs the Consenting Party, upon demand and after notice from Collateral Agent that a Default Notice has been issued to the Assignor and an Event of Default has occurred and is continuing, to recognize and accept Collateral Agent as the holder of the Assignor’s rights, title and interest in, to and under the Assigned Agreement for any and all purposes, as fully as the Consenting Party would recognize and accept the Assignor and the performance of the Assignor thereunder.

7.           UCC Rights and Remedies. So long as a Default Notice has been issued to the Assignor and an Event of Default has occurred and is continuing, the Collateral Agent shall have the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Assigned Agreement, in addition to the rights and remedies otherwise provided for by law, in equity, under this Collateral Assignment or under the Notes.  Collateral Agent shall give the Assignor at least twenty (20) days’ prior written notice of the time and place of any public sale of the Assigned Agreement or the time after which any private sale or any other intended disposition is to be made.  After deducting all expenses incurred in connection with the enforcement of its rights hereunder, Collateral Agent shall cause any and all Proceeds received in respect of the Assigned Agreement (including amounts delivered directly to the Collateral Agent by the Consenting Party) to be applied to the Obligations in such order as Collateral Agent may determine, and any remainder to the Assignor.  The Assignor shall remain liable for any deficiency.

8.           Indemnification.  The Assignor hereby agrees to indemnify and hold Collateral Agent, the Holders and their respective employees, directors, officers and agents (collectively, the “Indemnitees”) harmless against and from all liability, loss, damage and expense, including reasonable attorneys’ fees, incurred by such Indemnitees by reason of this Collateral Assignment, and against and from any and all claims and demands whatsoever which may be asserted against such Indemnitees by reason of any alleged obligation or undertaking on their part to perform or discharge any of the terms, covenants and conditions contained in the Assigned Agreement; provided, that the Assignor shall not be obligated to indemnify any Indemnitee for such Indemnitee’s gross negligence or willful misconduct.  Should Collateral Agent or any Holder incur any such indemnified liability, loss, damage or expense, the amount thereof shall be payable by the Assignor to Collateral Agent or any Holder within five days of the Assignor’s receipt of a prior written request therefor.

9.           Collateral Agent and Holders Not Obligated.  Nothing contained herein shall obligate the Collateral Agent or any Holder to perform any of the terms or provisions contained in the Assigned Agreement or otherwise impose any obligation on the Collateral Agent or any Holder with respect to the Assigned Agreement.

10.           Termination and Reassignment.  Upon payment in full of all Obligations, this Collateral Assignment shall be and become void and of no effect and, in that event, at the Assignor’s request and expense, Collateral Agent covenants and agrees to execute and deliver to the Assignor instruments effective to evidence the termination of this Collateral Assignment and the reassignment to the Assignor of the Assigned Agreement and the rights, title, interest, power and authority collaterally assigned herein.

11.           Further Assurances; UCC Filings. The Assignor agrees to execute and deliver to Collateral Agent, at any time or times during which this Collateral Assignment shall be in effect, such further instruments as Collateral Agent may deem necessary or reasonably desirable to further effectuate the purposes of this Collateral Assignment, at the reasonable request of the Collateral Agent.

12.           No Waiver; Cumulative Rights.  Failure of the Collateral Agent to exercise any of its rights and remedies under this Collateral Assignment for any period of time or at any time or times, shall not be construed or deemed to be a waiver of any of its rights or remedies hereunder.  The rights and remedies of the Secured Party hereunder are cumulative and in addition to any other rights and remedies which the Secured Party shall have under or in respect of the Obligations and the Notes.

13.           Collateral Agent’s Right to Assign.  The Assignor agrees that upon any sale or transfer by Collateral Agent or Holders of the Notes as permitted under the Notes, or upon any person (other than the Consenting Party) acquiring the Collateral or any interest therein, Collateral Agent may deliver to the purchaser or transferee the Assigned Agreement and may assign to such purchaser or transferee the rights of Collateral Agent hereunder, who shall thereupon become vested with all powers and rights given to Collateral Agent in respect thereto (and subject to Collateral Agent’s obligations hereunder), and Collateral Agent shall be fully discharged from any liability thereafter accruing in connection therewith.

14.           Copies of Default and Termination Notices. The Assignor will provide Collateral Agent with (a) copies of any and all notices received by the Assignor which allege, either directly or indirectly, that the Assignor is in default of or deficient in the performance of any material term or obligation of the Assignor under the Assigned Agreement, or which relate to a termination or renewal of the Assigned Agreement, and (b) copies of any and all notices sent by the Assignor which allege, either directly or indirectly, that the Consenting Party is in default of or deficient in the performance of any material term or obligation of the Consenting Party under the Assigned Agreement, or which relate to a termination or renewal of the Assigned Agreement.

15.           Notices.  Any notices given pursuant to this Collateral Assignment shall be given in the manner provided for in the Notes or, if to the Consenting Party, in the Assigned Agreement.

16.           Successors and Assigns.  All of the agreements, obligations, undertakings, representations and warranties herein made by the Assignor shall inure to the benefit of Collateral Agent and Collateral Agent’s successors and assigns and shall bind the Assignor and its successors and assigns.

17.           Captions and Headings.  Captions and headings in this Collateral Assignment are intended solely for the convenience of the parties and shall not be considered in the determination of the meaning of any provision hereof.

18.           Governing Law; Counterparts.  The validity of this Collateral Assignment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by and construed in accordance with the law of the State of Delaware.  This Collateral Assignment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Collateral Assignment by facsimile shall be as effective as delivery of a manually executed counterpart of this Collateral Assignment.

[The remainder of this page is intentionally left blank.]

Executed as a sealed instrument as of the date first written above.

MATRITECH, INC. By:________________________________ Name: Title: SDS CAPITAL GROUP SPC, LTD., as Collateral Agent By:________________________________ Name: Title:

  [Signature page of Collateral Assignment]

CONSENT TO COLLATERAL ASSIGNMENT
OF ASSIGNED AGREEMENT

[name of Consenting Party], a _____________ (the “Consenting Party”), hereby agrees as follows:

1.           Consenting Party hereby acknowledges and irrevocably consents to the foregoing Collateral Assignment by Assignor of all of Assignor’s right, title and interest in, to and under the Assigned Agreement and other Collateral to Collateral Agent as collateral security pursuant to the Collateral Assignment.

2.           Consenting Party hereby acknowledges and irrevocably consents to the transfer by Collateral Agent, in connection with the enforcement of remedies under the foregoing Collateral Assignment and the Notes, of all rights, title and interest of Assignor in, to and under the Assigned Agreement to any Person (a “Transferee”).

3.           Consenting Party hereby represents to Collateral Agent that: (a) attached as Schedule 1 hereto is a true, complete and correct copy of the Assigned Agreement between it and the Assignor; (b) to Consenting Party’ knowledge, as of the date hereof neither the Assignor nor Consenting Party is in default in the performance of their respective obligations under the Assigned Agreement nor do any facts or circumstances exist which, with notice or the lapse of time or both, would constitute a default by the Assignor or Consenting Party thereunder; (c) the Assigned Agreement and this Consent are binding obligations of Consenting Party, enforceable against Consenting Party in accordance with their respective terms; (d) Consenting Party has not assigned any of its rights with respect to the Assigned Agreement; (e) the assignment by Assignor of its rights in respect of the Assigned Agreement to Collateral Agent, as security, and the acknowledgment of and consent to such assignment by Consenting Party, will not cause or constitute a default under the Assigned Agreement or an event or condition which would, with the giving of notice or the lapse of time or both, constitute a default under the Assigned Agreement; (f) Consenting Party has not waived any of its rights under the Assigned Agreement; (g) a foreclosure or other exercise of remedies under the Notes or any sale thereunder by Collateral Agent or any of its designees or assignees, whether by judicial proceedings or under any power of sale contained therein, or any conveyance from Collateral Agent to any Transferee, shall not require the consent of Consenting Party or cause or constitute a default under the Assigned Agreement or an event or condition which would, with the giving of notice or the lapse of time or both, constitute a default under the Assigned Agreement; and (h) all representations, warranties and other statements made by Consenting Party in the Assigned Agreement are true and correct as of the date hereof.

4.           Consenting Party hereby agrees that the Assignor may collaterally assign its interest under the Assigned Agreement to Collateral Agent to secure the Assignor’s Obligations to Collateral Agent and the Holders in connection with certain Notes issued by the Assignor to the Holders.  In connection therewith, Consenting Party agrees that: (a) if Consenting Party gives the Assignor any notice under the Assigned Agreement, it will simultaneously provide a copy of such notice to Collateral Agent in the manner provided for notices under the Assigned Agreement at the following address: SDS Capital Group SPC, LTD., as Collateral Agent, 53 Forest Avenue, 2nd Floor, Old Greenwich, CT 06870, Attn: Steve Derby, Facsimile No. 203-967-5851

(or at such other address as Collateral Agent may from time to time request by written notice to Consenting Party); (b) if tendered by Collateral Agent (but Collateral Agent shall have no obligation to tender any such amounts), Consenting Party will accept payment or other performance by Collateral Agent of any obligation of the Assignor under the Assigned Agreement as if the Assignor had made such payment or performance; and (c) in the event of a default by the Assignor under an Assigned Agreement, Consenting Party will not terminate such Assigned Agreement by reason of such default as long as Collateral Agent is paying any amount due under such Assigned Agreement on a current basis due for the period commencing with the date Consenting Party notified Collateral Agent in writing of a default under such Assigned Agreement and Collateral Agent is performing such of the other obligations of Assignor under such Assigned Agreement from such date as it is reasonably able to perform under the circumstances.

5.           The Consenting Party hereby acknowledges that the Assignor has irrevocably directed the Consenting Party that the $17,069,072 of Proceeds received by the Consenting Party under the Assigned Agreement shall be delivered directly from the Consenting Party to the Collateral Agent, for payment in full of the Notes.

6.           In the event that Collateral Agent or any purchaser from or nominee, successor or assignee of Collateral Agent succeeds to the interest of Assignor or uses the rights of Assignor under the Assigned Agreement, such party shall not be (a) liable for any act or omission of Assignor under the Assigned Agreement; (b) liable for the return of any security deposit under the Assigned Agreement; (c) bound by any amendment or modification of the Assigned Agreement made without Collateral Agent’s prior written consent; or (d) liable for any default under the Assigned Agreement or any covenant or obligation on its part to be performed thereunder by Assignor, it being acknowledged that Consenting Party’ sole remedy in the event of such default shall be to proceed against Assignor.

7.           Collateral Agent has no obligation hereunder to extend credit to Consenting Party or any contractor to Consenting Party at any time for any purpose.  If any holder of the Notes has issued a Default Notice that has not been waived or rescinded to the Assignor and an Event of Default has occurred and is continuing under any Notes, Collateral Agent shall have the right, interalia, and to the extent permitted under the Notes, to (a) sell or otherwise transfer its interest in the Assigned Agreement and, under such sale, any purchaser shall succeed to Collateral Agent’s rights hereunder, and (b) exercise all rights of Assignor under the Assigned Agreement in accordance with the terms thereof.  Consenting Party shall comply with Collateral Agent’s instructions and directions in connection with Collateral Agent’s exercise of such rights.  Without limiting the generality of the foregoing, if any holder of the Notes has issued a Default Notice that has not been waived or rescinded to the Assignor and an Event of Default has occurred and is continuing under the Notes, Collateral Agent or any of its designees or assignees shall have the full right and power to enforce directly against Consenting Party all obligations of Consenting Party under the Assigned Agreement to which Consenting Party is party and otherwise to exercise all remedies thereunder, and to make all demands and give all notices and make all requests required or permitted to be made by Assignor under the Assigned Agreement.

8.           This Consent may not be amended except in writing signed by Consenting Party, the Assignor and the Collateral Agent.  All of the agreements, obligations, undertakings,

representations and warranties herein made by Consenting Party shall inure to the benefit of Collateral Agent and Collateral Agent’s successors and assigns and shall bind Consenting Party and its successors and assigns. This Consent may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Consent by facsimile shall be as effective as delivery of a manually executed counterpart of this Consent.

8.           This Consent shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New Castle, Delaware, in any suit or proceeding between the parties based on or arising under this Agreement and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts.  Each of the parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum.  Each of the parties hereto further agrees that service of process upon it mailed by first class mail shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.  Each of the parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

9.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COLLATERAL ASSIGNMENT AND CONSENT, THE ASSIGNED AGREEMENT OR ANY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[signatures on following page]

WITNESS the due execution of Consenting Party’s Consent as of this __________ day of _____________, ____________.

[CONSENTING PARTY] By: Name: Title:

ACCEPTED AND AGREED:

MATRITECH, INC.

By:___________________________
Name:
Title:

SDS CAPITAL GROUP SPC, LTD.,
as Collateral Agent

By:____________________________
Name:
Title:

[Signature page of Consenting Party Consent]

SCHEDULE 1

Copy of Assigned Agreement